Exhibit 10.48

July 26, 2010

Mr. Mark Smits
102 Westwind Drive
Coppell, TX  75019

Dear Mark:

On behalf of NeoGenomics Laboratories (“NeoGenomics” or the “Company”), it is my pleasure to extend this offer of employment to you.  If the following terms are satisfactory, please countersign this letter (the “Agreement”) and return a copy to me at your earliest convenience.

Position:	Vice President of Sales & Marketing.

Duties:
As Vice President of Sales and Marketing, you will report to the Chief Executive Officer of the Company and you will be responsible for the overall management of all sales and marketing functions of the Company including, but not limited to, the development of sales and marketing strategy; hiring, training, and managing Regional Sales Managers and Territory Business Managers; developing marketing campaigns and other materials; providing input on new product developments and such other duties as may be assigned to you by the CEO of the Company.

Start Date:	On or before August 30, 2010.

Base Salary:
$275,000/year, payable bi-weekly.  The parties agree that this salary is for a full-time position. Thereafter, increases in base salary may occur annually at the discretion of the CEO of the Company with the approval of the Compensation Committee of the Board of Directors.

Bonus:
Beginning with the fiscal year ending December 31, 2010, you will be eligible to receive an incentive bonus payment which will be targeted at 40% of your Base Salary based on 100% achievement of certain performance goals (the “Base Bonus Target”) as agreed upon between you and the CEO of the Company and approved by the Board of Directors for such fiscal year, with the understanding that such performance goals will be heavily weighted to achieving various revenue targets.  Your bonus payout will be increased to up to 150% of the Base Bonus Target in any fiscal year in which you meet certain outsize performance thresholds established for you by the CEO of the Company and approved by the Board of Directors.  Your targeted bonus for FY 2010 will be prorated for the amount of time served in 2010 and is guaranteed to be a minimum of $25,000.

NeoGenomics Laboratories Florida	NeoGenomics Laboratories California
12701 Commonwealth Drive, Suite 5 • Fort Myers, FL 33913	6 Morgan, Suite 150 • Irvine, CA 92618
Telephone: (866) 776-5907 • Fax: (239) 768-0711	NeoGenomics Laboratories Tennessee
www.neogenomics.org	618 Grassmere Park Drive Unit 20 • Nashville, TN 37211

Benefits:
You will be entitled to participate in all medical and other benefits that the Company has established for its employees in accordance with the Company’s policy for such benefits at any given time.  Other benefits may include but not be limited to: short term and long term disability, dental, a 401K plan, and an employee stock purchase plan.

Car & phone
Allowance:
The parties agree that a significant portion of your time will be spent on sales and marketing activities and it is expected that you will need to utilize your personal vehicle and telephones to perform the duties of your position.  As such, the Company agrees to provide you a taxable automobile allowance of $700 per month plus reimburse you for all work-related gas expenses according to the current policy.  The Company also agrees to reimburse you for the use of your personal telephone and cell phone at a taxable rate of $250 per month according to the current policy.

Paid Time Off:
You will be eligible for 4 weeks of paid time off (PTO)/year (160 hours), which will accrue on a pro-rata basis beginning from your hire date and be may carried over from year to year.  It is company policy that when your accrued PTO balance reaches 160 hours, you will cease accruing PTO until your accrued PTO balance is 120 hours or less – at which point you will again accrue PTO until you reach 160 hours. You are eligible to use PTO after completing 3 months of employment.   In addition to paid time off, there are also 6 paid national holidays and 1 “floater” day available to you.

Stock Options:
You will be granted stock options to purchase up to 425,000 shares of the common stock of the Company’s publicly-traded holding company, NeoGenomics, Inc., a Nevada corporation (the “Parent Company”), at an exercise price equivalent to the closing price per share at which such stock was quoted on the NASDAQ Bulletin Board on the day prior to your Start Date.    The grant of such options will be made pursuant to the Company’s stock option plan then in effect and will be evidenced by a separate Option Agreement, which the Company will execute with you within 60 days of receiving a copy of the Company’s Confidentiality, Non-Competition and Non-Solicitation Agreement which has been executed by you.  So long as you remained employed by the Company, such options will have a five-year term from the grant date and will vest according to the following schedule:

Time-Based Vesting
25,000 on December 31, 2010
50,000 at your first year anniversary
50,000 at your second year anniversary
50,000 at your third year anniversary
50,000 at your fourth year anniversary

Performance-Based Vesting
20,000 if your Start Date is on or before August 30, 2010
20,000 if the Company achieves $35.5 million of revenue for FY 2010;
40,000 if the Company achieves the board-approved budgeted revenue for FY 2011;
40,000 if the Company achieves the board-approved budgeted revenue for FY 2012;
40,000 if the Company achieves the board-approved budgeted revenue for FY 2013;
40,000 if the Company achieves the board-approved budgeted revenue for FY 2014;

If for any reason you resign prior to the time which is 12 months from your Start Date, you will forgo all such options. Furthermore, you understand that the Company’s stock option plan requires that any employee who leaves the employment of the Company will have no more than three (3) months from their termination date to exercise any vested options.

2

The Company agrees that it will grant to you the maximum number of Incentive Stock Options (“ISO’s”) available under current IRS guidelines and that the remainder, if any, will be in the form of non-qualified stock options.

Termination
Without Cause:
If the Company terminates you without “Cause” for any reason during the Term or any extension thereof, then the Company agrees that as severance it will continue to pay you your Base Salary and maintain your employee benefits for a period that is equal to six (6) months of your employment by the Company, beginning on the date of your termination notice.

For the purposes of this letter agreement, the Company shall have “Cause” to terminate your employment hereunder upon:  (i) failure to materially perform and discharge your duties and responsibilities under this Agreement (other than any such failure resulting from incapacity due to illness) after receiving written notice and allowing you ten (10) business days to cure such failures, if so curable, provided, however, that after one such notice has been given to you, the Company is no longer required to provide time to cure subsequent failures under this provision, or (ii) any breach by you of the provisions of this Agreement or the Confidentiality, Non-Solicitation and Non-Competition Agreement; or (iii) misconduct which, in the opinion and sole discretion of the Company, is injurious to the Company; or (iv) any felony conviction involving the personal dishonesty or moral turpitude, or (v) engagement in illegal drug use or alcohol abuse which prevents you from performing your duties in any manner, or (vi) any material misappropriation, embezzlement or conversion of the Company’s or any of its subsidiary’s or affiliate’s property or business opportunities by you; or (vii) willful misconduct by you in respect of your duties or obligations under this Agreement and/or the Confidentiality, Non-Solicitation, and Non-Competition Agreement.

You acknowledge and agree that any and all payments to which you are entitled under this Section are conditioned upon and subject to your execution of a general waiver and release, in such reasonable form as counsel for each of the Company and you shall agree upon, of all claims you have or may have against the Company.

Confidentiality,
Non-Compete, &
Work +Products:
You agree to execute the Company’s Confidentiality, Non-Solicitation and Non-Competition Agreement attached to this letter as Exhibit 1.  You understand that if you should fail to execute such Confidentiality, Non-Solicitation and Non-Competition Agreement in the form attached hereto, it will be grounds for revoking this offer and not hiring you.  You understand and acknowledge that this Agreement shall be read in pari materia with the Confidentiality, Non-Solicitation and Non-Competition Agreement and is part of this Agreement.

Executive’s
Representations:
You understand and acknowledge that this position is an officer level position within NeoGenomics.  You represent and warrant, to the best of your knowledge, that nothing in your past legal and/or work experiences, which if became broadly known in the marketplace, would impair your ability to serve as an officer of a public company or materially damage your credibility with public shareholders.  You further represent and warrant, to the best of your knowledge, that, prior to accepting this offer of employment, you have disclosed all material information about your past legal and work experiences that would be required to be disclosed on a Directors’ and Officers’ questionnaire for the purpose of determining what disclosures, if any, will need to be made with the SEC.  Prior to the Company’s next public filing, you agree to fill out a Director’s and Officer’s questionnaire in form and substance satisfactory to the Company’s counsel.   You further represent and warrant, to the best of your knowledge, that you are currently not obligated under any form of non-competition or non-solicitation agreement which would preclude you from serving in the position indicated above for NeoGenomics or soliciting business relationships for any laboratory services performed by the Company from any potential customers in the United States.

3

Miscellaneous:
(i) This Agreement supersedes all prior agreements and understandings between   the parties and may not be modified or terminated orally.  No modification or attempted waiver will be valid unless in writing and signed by the party against whom the same is sought to be enforced.

(ii) The provisions of this Agreement are separate and severable, and if any of them is declared invalid and/or unenforceable by a court of competent jurisdiction or an arbitrator, the remaining provisions shall not be affected.

(iii) This Agreement is the joint product of the Company and you and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Company and you and shall not be construed for or against either party hereto.

(iv) This Agreement will be governed by, and construed in accordance with the provisions of the law of the State of Florida, without reference to provisions that refer a matter to the law of any other jurisdiction.  Each party hereto hereby irrevocably submits itself to the exclusive personal jurisdiction of the federal and state courts sitting in Florida; accordingly, any matters involving the Company and the Executive with respect to this Agreement may be adjudicated only in a federal or state court sitting in Lee County, Florida.

(v) This Agreement may be signed in counterparts, and by fax or Adobe Acrobat PDF file, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument

(vi) Within three days of your start date, you will need to provide documentation   verifying your legal right to work in the United States.  Please understand that this offer of employment is contingent upon your ability to comply with the employment verification requirements under federal laws and that we cannot begin payroll until this requirement has been meet.

(vii) Employment with NeoGenomics is an “at-will” relationship and not guaranteed for any term.  You or the Company may terminate employment at anytime for any reason.

(viii) The Parent Company agrees that at any time during the first seven days of your employment with the Company, or such other period as may be mutually agreed upon in writing, you will have the right to purchase up to $100,000 of the Parent Company’s common stock directly from the Parent Company at a price per share equal to the average closing price (rounded to the nearest penny) of the Parent Company’s common stock for the five trading days prior to the date on which you consummate such purchase (the “Stock Purchase Option”).  You agree that such stock will be issued as restricted stock, but subject to piggyback registration rights.

4

(ix) The Parent Company also agrees that that to the extent you exercise the Stock Purchase Option outlined in subparagraph (viii) above, you will be issued a warrant to purchase an additional number of shares of the Parent Company’s common stock equal to the number of shares of common stock purchased pursuant to the Stock Purchase Option (the “Warrant”).  Such Warrant will have a five year term and an exercise price per share equal to the price (rounded to the nearest penny) which is 25% greater than the price per share at which shares were purchased pursuant to the Stock Purchase Option.   Except for the number of shares exercisable pursuant to the Warrant and the exercise price per share, all other terms of the Warrant shall be substantially the same as those terms contained in that certain warrant issued by the Parent Company to Douglas M. VanOort on March 16, 2009.  Specifically the shares underlying the Warrant (the “Warrant Shares”) shall vest according to the following schedule:

-	20% of the Warrant Shares will be deemed vested as of the date of the Warrant;

-
20% of the Warrants Shares will be deemed to be vested on the first day on which the closing price/share of the Parent Company’s common stock has reached or exceeded $3.00 per share for 20 consecutive trading days;

-
20% of the Warrants Shares will be deemed to be vested on the first day on which the closing price/share of the Parent Company’s common stock has reached or exceeded $4.00 per share for 20 consecutive trading days;

-
20% of the Warrants Shares will be deemed to be vested on the first day on which the closing price/share of the Parent Company’s common stock has reached or exceeded $5.00 per share for 20 consecutive trading days;

-
20% of the Warrants Shares will be deemed to be vested on the first day on which the closing price/share of the Parent Company’s common stock has reached or exceeded $6.00 per share for 20 consecutive trading days;

[Signatures Appear on the Following Page]

5

Mark, I know that with your help we can build a world-class sales and marketing team to help drive this company to $100+ million in revenue in a relatively short period of time.  Welcome aboard!

Sincerely,

/s/ Douglas M. VanOort

Douglas M. VanOort
Chairman and CEO
NeoGenomics, Inc. &
NeoGenomics Laboratories, Inc.

Agreed and Accepted:

/s/ Mark Smits	7/29/2010
Mark Smits	Date

6

EXHIBIT 1

CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETE AGREEMENT

This Confidentiality, Non-Solicitation and Non-Compete Agreement (the “Agreement”) dated this 26th day of July, 2010 is entered into by and between Mark Smits (“Employee”) and NeoGenomics, Laboratories Inc., a Florida corporation (“Employer” and collectively with NeoGenomics, Inc., a Nevada corporation (the “Parent Company”) and any entity that is wholly or partially owned by the Employer or the Parent Company or otherwise affiliated with the Parent Company, the “Company”).  Hereinafter, each of the Employee or the Company maybe referred to as a “Party” and together be referred to as the “Parties”.

RECITALS:

WHEREAS, the Parties have entered into that certain letter agreement, dated July 26, 2010, that creates an employment relationship between the Employer and Employee (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, the Employee agreed to enter into the Company’s Confidentiality, Non-Solicitation and Non-Compete Agreement; and

WHEREAS, the Company desires to protect and preserve its Confidential Information and its legitimate business interests by having the Employee enter into this Agreement as part of the Employment Agreement; and

WHEREAS, the Employee desires to establish and maintain an employment relationship with the Company and as part of such employment relationship desires to enter into this Agreement with the Company; and

WHEREAS, the Employee acknowledges that the terms of the Employment Agreement including, but not limited to the Company’s commitments to the Employee with respect to base salary, fringe benefits and stock options are sufficient consideration to the Employee for the entry into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.            Term. Employee agree(s) that the term of this agreement is effective upon the Employee’s first day of employment with the Company and shall survive and continue to be in force and effect for two (2) years following the termination of any employment relationship between the Parties (“Term”), whether termination is by the Company with or without cause, wrongful discharge, or for any other reason whatsoever, or by the Employee unless an exception is specifically provided in certain situations in any such Restrictive Covenants.

EMPLOYEE’S INITIALS

                             /s/ M. S.

2.            Definitions.

a.           The term “Confidential Information” as used herein shall include all business practices, methods, techniques, or processes that:  (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Confidential Information also includes, but is not limited to, files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information, Customer lists and names and other information, Customer contracts, other corporate contracts, computer programs, proprietary technical information and or strategies, sales, promotional or marketing plans or strategies, programs, techniques, practices, any expansion plans (including existing and entry into new geographic and/or product markets), pricing information, product or service offering specifications or plans thereof, business plans, financial information and other financial plans, data pertaining to the Company’s operating performance, employee lists, salary information, training manuals, and other materials and business information of a similar nature, including information about the Company itself or any affiliated entity, which Employee acknowledges and agrees has been compiled by the Company's expenditure of a great amount of time, money and effort, and that contains detailed information that could not be created independently from public sources.  Further, all data, spreadsheets, reports, records, know-how, verbal communication, proprietary and technical information and/or other confidential materials of similar kind transmitted by the Company to Employee or developed by the Employee on behalf of the Company as Work Product (as defined in Paragraph 7) are expressly included within the definition of “Confidential Information.”  The Parties further agree that the fact the Company may be seeking to complete a business transaction is “Confidential Information” within the meaning of this Agreement, as well as all notes, analysis, work product or other material derived from Confidential Information. Nevertheless, Confidential Information shall not include any information of any kind which (1) is in the possession of the Employee prior to the date of this Agreement, as shown by the Employee’s files and records, or (2) prior or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any violation of this Agreement or inaction or action of the receiving party, or (3) is rightfully received from a third party without any obligation of confidentiality; or (4) independently developed after termination without reference to the Confidential Information or materials based thereon; or (5) is disclosed pursuant to the order or requirement of a court, administrative agency, or other government body; or (6) is approved for release by the non-disclosing party.

b.           The term “Customer” shall mean any person or entity which has purchased or ordered goods, products or services from the Company and/or entered into any contract for products or services with the Company within the one (1) year immediately preceding the termination of the Employee’s employment with the Company.

EMPLOYEE’S INITIALS

                             /s/ M. S.

c.            The term “Prospective Customer” shall mean any person or entity which has evidenced an intention to order products or services with the Company within one year immediately preceding the termination of the Employee’s employment with the Company.

d.           The term “Restricted Area” shall include any geographical location anywhere in the United States.  If the Restricted Area specified in this Agreement should be judged unreasonable in any proceeding, then the period of Restricted Area shall be reduced so that the restrictions may be enforced as is judged to be reasonable.

e.           The phrase “directly or indirectly” shall include the Employee either on his/her own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, or a stockholder of 5% or more of the voting shares of an entity in the Business of Company.

f.           The term “Business” shall mean the business of providing non-academic, for-profit cancer genetic and molecular laboratory testing services, including, but not limited to, cytogenetics, flow cytometry, fluorescence in-situ hybridization (“FISH”), morphological studies, and molecular testing, to hematologists, oncologists, urologists, pathologists, hospitals and other medical reference laboratories.

3.            Duty of Confidentiality.

a.           All Confidential Information is considered highly sensitive and strictly confidential. The Employee agrees that at all times during the term of this Agreement and after the termination of employment with the Company for as long as such information remains non-public information, the Employee shall (i) hold in confidence and refrain from disclosing to any other party all Confidential Information, whether written or oral, tangible or intangible, concerning the Company and its business and operations unless such disclosure is accompanied by a non-disclosure agreement executed by the Company with the party to whom such Confidential Information is provided, (ii) use the Confidential Information solely in connection with his or her employment with the Company and for no other purpose, (iii) take all reasonable precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company, (iv) observe all security policies implemented by the Company from time to time with respect to the Confidential Information, and (v) not use or disclose, directly or indirectly, as an individual or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity, any Confidential Information, unless expressly permitted by this Agreement.  Employee agrees that protection of the Company’s Confidential Information constitutes a legitimate business interest justifying the restrictive covenants contained herein.  Employee further agrees that the restrictive covenants contained herein are reasonably necessary to protect the Company’s legitimate business interest in preserving its Confidential Information.

b.           In the event that the Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, the Employee shall provide the Company with prompt notice of such request or order so that the Company may seek to prevent disclosure.

EMPLOYEE’S INITIALS

                             /s/ M. S.

c.           Employee acknowledge(s) that this "Confidential Information" is of value to the Company by providing it with a competitive advantage over their competitors, is not generally known to competitors of the Company, and is not intended by the Company for general dissemination.  Employee acknowledges that this "Confidential Information" derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of reasonable efforts to maintain its secrecy.  Therefore, the Parties agree that all "Confidential Information" under this Agreement constitutes “Trade Secrets” under Section 688.002 and Chapter 812 of the Florida Statutes.

4.            Limited Right of Disclosure.   Except as otherwise permitted by this Agreement, Employee shall limit disclosure of pertinent Confidential Information to Employee’s attorney, if any (“Representative(s)”), for the sole purpose of evaluating Employee’s relationship with the Company.  Paragraph 3 of this Agreement shall bind all such Representative(s).

5.            Return of Company Property and Confidential Materials.   All tangible property, including cell phones, laptop computers and other Company purchased property, as well as all Confidential Information provided to Employee is the exclusive property of the Company and must be returned to the Company in accordance with the instructions of the Company either upon termination of the Employee’s employment or at such other time as is reasonably requested by the Company.  Employee agree(s) that upon termination of employment for any reason whatsoever Employee shall return all copies, in whatever form, including hard copies and computer disks, of Confidential Information to the Company, and Employee shall delete any copy of the Confidential Information on any computer file or database maintained by Employee and shall certify in writing that he/she has done so.  In addition to returning all Confidential Information to the Company as described above, Employee will destroy any analysis, notes, work product or other materials relating to or derived from the Confidential Information.  Any retention of Confidential Information may constitute “civil theft” as such term is defined in Chapter 772 of the Florida Statutes.

6.            Agreement Not To Circumvent.  Employee agrees not to pursue any transaction or business relationship that is directly competitive to the Business of the Company that makes use of any Confidential Information during the Term of this Agreement, other than through the Company or on behalf of the Company.  It is further understood and agreed that, after the Employee’s employment with the Company has been terminated, the Employee will direct all communications and requests from any third parties regarding Confidential Information or Business opportunities which use Confidential Information through the Company’s then chief executive officer or president.  Employee acknowledges that any violation of this covenant may subject Employee to the remedies identified in Paragraph 9 in addition to any other available remedies.

7.            Title to Work Product.   Employee agrees that all work products (including strategies and testing methodologies for competing in the genetics testing industry, technical materials and diagrams, computer programs, financial plans and other written materials, websites, presentation materials, course materials, advertising campaigns, slogans, videos, pictures and other materials) created or developed by the Employee for the Company during the term of the Employee’s employment with the Company or any successor to the Company until the date of termination of the Employee (collectively, the “Work Product”), shall be considered a work made for hire and that the Company shall be the sole owner of all rights, including copyright, in and to the Work Product.

EMPLOYEE’S INITIALS

                             /s/ M. S.

If the Work Product, or any part thereof, does not qualify as a work made for hire, the Employee agrees to assign, and hereby assigns, to the Company for the full term of the copyright and all extensions thereof all of its right, title and interest in and to the Work Product.  All discoveries, inventions, innovations, works of authorship, computer programs, improvements and ideas, whether or not patentable or copyrightable or otherwise protectable, conceived, completed, reduced to practice or otherwise produced by the Employee in the course of his or her services to the Company in connection with or in any way relating to the Business of the Company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company unless assigned by the Company to another entity.

Employee hereby assigns to the Company all right, title and interest in all of the discoveries, inventions, innovations, works of authorship, computer programs, improvements, ideas and other work product; all copyrights, trade secrets, and trademarks in the same; and all patent applications filed and patents granted worldwide on any of the same for any work previously completed on behalf of the Company or work performed under the terms of this Agreement or the Employment Agreement.  Employee, if and whenever required to do so (whether during or after the termination of his or her employment), shall at the expense of the Company apply or join in applying for copyrights, patents or trademarks or other equivalent protection in the United States or in other parts of the world for any such discovery, invention, innovation, work of authorship, computer program, improvement, and idea as aforesaid and execute, deliver and perform all instruments and things necessary for vesting such patents, trademarks, copyrights or equivalent protections when obtained and all right, title and interest to and in the same in the Company absolutely and as sole beneficial owner, unless assigned by the Company to another entity.  Notwithstanding the foregoing, work product conceived by the Employee, which is not related to the Business of the Company, will remain the property of the Employee.

8.            Restrictive Covenant.   The Company and its affiliated entities are engaged in the Business of providing genetic and molecular testing services.  The covenants contained in this Paragraph 8 (the “Restrictive Covenants”) are given and made by Employee to induce the Company to employ Employee under the terms of the Employment Agreement, and Employee acknowledges sufficiency of consideration for these Restrictive Covenants.  Employee expressly covenants and agrees that, during his or her employment and for a period of two (2) years following termination of such employment (such period of time is hereinafter referred to as the "Restrictive Period"), he/she will abide by the following restrictive covenants unless an exception is specifically provided in certain situations in such Restrictive Covenants.

a.
Non-Solicitation.   Employee agrees and acknowledges that, during the Restrictive Period, he/she will not, directly or indirectly, in one or a series of transactions, as an individual or as a partner, joint venturer, employee, agent, salesperson, contractor, officer, director or otherwise, for the benefit of himself or herself or any other person, partnership, firm, corporation, association or other legal entity:

EMPLOYEE’S INITIALS

                             /s/ M. S.

(i)
solicit or induce any Customer or Prospective Customer of the Company to patronize or do business with any other company (or business) that is in the Business conducted by the Company in any market in which the Company does Business; or

(ii)
request or advise any Customer or vendor, or any Prospective Customer or prospective vendor, of the Company, who was a Customer, Prospective Customer, vendor or prospective vendor within one year immediately preceding the termination of the Employee’s employment with the Company, to withdraw, curtail, cancel or refrain from doing Business with the Company in any capacity; or

(iii)
recruit, solicit or otherwise induce any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, Customer, agent, representative or any other person which has a business relationship with the Company or any Affiliated Entity to discontinue, reduce or detrimentally modify such employment, agency or business relationship with the Company; or

iv)
employ or solicit for employment any person or agent who is then (or was at any time within twelve (12) months prior to the date Employee or such entity seeks to employ such person) employed or retained by the Company.  Notwithstanding the foregoing, to the extent the Employee works for a larger firm or corporation after his termination from the Company and he or she does not have any personal knowledge and/or control over the solicitation of or the employment of a Company employee or agent, then this provision shall not be enforceable.

b.
Non-Competition.   Employee agrees and acknowledges that, during the Restrictive Period, he or she will not, directly or indirectly, for himself , or on behalf of others, as an individual on Employee's own account, or as a partner, joint venturer, employee, agent, salesman, contractor, officer, director or otherwise, for himself  or any other person, partnership, firm, corporation, association or other legal entity enter into, engage in or accept employment from any business that is in the Business of the Company in the Restricted Area during his last twelve months of employment. The parties agree that this non-competition provision is intended to cover situations where a future business opportunity in which the Employee is engaged or a future employer of the Employee is selling the same or similar products and services in a Business which may compete with the Company’s products and services to Customers and Prospective Customers of the Company in the Restricted Area.  This provision shall not cover future business opportunities or employers of the Employee that sell different types of products or services in the Restricted Area so long as such future business opportunities or employers are not in the Business of the Company.

EMPLOYEE’S INITIALS

                             /s/ M. S.

Notwithstanding the preceding paragraphs, the spirit and intent of this non-competition clause is not to deny the Employee the ability to support his or her family, but rather to prevent the Employee from using the knowledge and experiences obtained from the Company in a similar competitive environment.  Along those lines, should the Employee leave the employment of the Employer for any reason, he or she would be prohibited from joining a for-profit cancer testing genetics laboratory and/or any company in the Business of the Company in the Restricted Area.  The Parties agree that the phrase “engage in or accept employment from any business that is in the Business of the Company in the Restricted Area” in the first sentence of the first paragraph of section 8(b) specifically excludes all non-profit medical testing laboratories, hospitals and academic institutions as well as for-profit prenatal and pediatric/constitutional genetic testing laboratories.  In other words, the Employee would be allowed under this non-compete clause to work in any non-profit cancer genetics testing laboratory (e.g., in academia) as well as in a private, for-profit prenatal laboratory or pediatric/constitutional genetics testing laboratory.  Thus, the spirit and intent of this non-competition clause is intended to prevent the Employee from acting in any of the capacities outlined in this paragraph for any “for-profit” cancer genetics testing laboratories that do the type of any one or more of the types of testing defined in the definition of Business in the Restricted Area.

c.	Acknowledgements of Employee.

(i)
The Employee understands and acknowledges that any violation of the Restrictive Covenants shall constitute a material breach of this Agreement and the Employment Agreement, and it may cause irreparable harm and loss to the Company for which monetary damages will be an insufficient remedy.  Therefore, the Parties agree that in addition to any other remedy available, the Company will be entitled to the relief identified in Paragraph No. 9 below.

(ii)
The Restrictive Covenants shall be construed as agreements independent of any other provision in this Agreement and the existence of any claim or cause of action of Employee against the Company shall not constitute a defense to the enforcement of these Restrictive Covenants.

(iii)	Employee agrees that the Restrictive Covenants are reasonably necessary to protect the legitimate business interests of the Company.

(iv)
Employee agrees that the Restrictive Covenants may be enforced by the Company’s successor in interest by way of merger, business combination or consolidation where a majority of the surviving entity is not owned by Company’s shareholders who owned a majority of the Company’s voting shares prior to such transaction and Employee acknowledges and agrees that successors are intended beneficiaries of this Agreement.

(v)
Employee agrees that if any portion of the Restrictive Covenants is held by a court of competent jurisdiction to be unreasonable, arbitrary or against public policy for any reason, such shall be divisible as to time, geographic area and line of business and shall be enforceable as to a reasonable time, area and line of business.

EMPLOYEE’S INITIALS

                             /s/ M. S.

(vi)
Employee acknowledges that any violations of the Restrictive Covenants, in any capacity identified herein, may be a material breach of this Agreement and may subject the Employee, and/or any individual(s), partnership, corporation, joint venture or other type of business with whom the Employee is then affiliated or employed, to monetary and other damages.

(vii)
Employee agrees that any failure of the Company to enforce the Restrictive Covenants against any other employee, for any reason, shall not constitute a defense to enforcement of the Restrictive Covenants against the Employee.

9.            Specific Performance; Injunction.   The Parties agree and acknowledge that the restrictions contained in Paragraphs 1-8 are reasonable in scope and duration and are necessary to protect the Company.  If any provision of Paragraphs 1-8 as applied to any party or to any circumstance is judged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement.  If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

Any unauthorized use or disclosure of Confidential Information in violation of Paragraphs 2-7 above or violation of the Restrictive Covenant in Paragraph 8 shall constitute a material breach of this Agreement and will cause irreparable harm and loss to the Company for which monetary damages may be an insufficient remedy.  Therefore, in addition to any other remedy available, the Company will be entitled to all of the civil remedies provided by Florida Statutes, including:

a.
Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining Employee or Representatives and any other person, partnership, firm, corporation, association or other legal entity acting in concert with Employee from any actual or threatened unauthorized disclosure or use of Confidential Information, in whole or in part, or from rendering any service to any other person, partnership, firm, corporation, association or other legal entity to whom such Confidential Information in whole or in part, has been disclosed or used or is threatened to be disclosed or used; and

b.
Temporary and permanent injunctive relief, without the necessity of posting a bond, restraining the Employee from violating, directly or indirectly, the restrictions of the Restrictive Covenant in any capacity identified in Paragraph 8, supra, and restricting third parties from aiding and abetting any violations of the Restrictive Covenant; and

c.	Compensatory damages, including actual loss from misappropriation and unjust enrichment.

EMPLOYEE’S INITIALS

                             /s/ M. S.

Notwithstanding the foregoing, the Company acknowledges and agrees that the Employee will not be liable for the payment of any damages or fees owed to the Company through the operation of Paragraphs 9c above, unless and until a court of competent jurisdiction has determined conclusively that the Company or any successor is entitled to such recovery.

Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies available to it for actual or threatened breach of the provisions of Paragraphs 1 – 8 of this Agreement, and the existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the provisions of this Agreement.  The Company and its Affiliated Entities have fully performed all obligations entitling it to the covenants of Paragraphs 1 – 8 of this Agreement and therefore such prohibitions are not executory or otherwise subject to rejection under the bankruptcy code.

10.           Governing Law, Venue and Personal Jurisdiction.   This Agreement shall be governed by, construed and enforced in accordance with the laws of state of Florida without regard to any statutory or common-law provision pertaining to conflicts of laws.  The parties agree that courts of competent jurisdiction in Lee County, Florida and the United States District Court for the Southern District of Florida shall have concurrent jurisdiction for purposes of entering temporary, preliminary and permanent injunctive relief and with regard to any action arising out of any breach or alleged breach of this Agreement.  Employee waives personal service of any and all process upon Employee and consents that all such service of process may be made by certified or registered mail directed to Employee at the address stated in the signature section of this Agreement, with service so made deemed to be completed upon actual receipt thereof.  Employee waives any objection to jurisdiction and venue of any action instituted against Employee as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue.

11.           Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties hereto and may not be assigned by Employee. This Agreement shall inure to the benefit of Company’s s successors.

12.           Entire Agreement.   This Agreement is the entire agreement of the Parties with regard to the matters addressed herein, and supersedes all prior negotiations, preliminary agreements, and all prior and contemporaneous discussions and understandings of the signatories in connection with the subject matter of this Agreement, except however, that this Agreement shall be read in pari materia with the Employment Agreement executed by Employee.  This Agreement may be modified only by written instrument signed by the Company and Employee.

13.           Severability.   In case any one or more provisions contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal were unenforceable provision had not been contained herein.

EMPLOYEE’S INITIALS

                             /s/ M. S.

14.           Waiver. The waiver by the Company of a breach or threatened breach of this Agreement by Employee cannot be construed as a waiver of any subsequent breach by Employee unless such waiver so provides by its terms.  The refusal or failure of the Company to enforce any specific restrictive covenant in this Agreement against Employee, or any other person for any reason, shall not constitute a defense to the enforcement by the Company of any other restrictive covenant provision set forth in this Agreement.

15.           Consideration.   Employee expressly acknowledges and agrees that the execution by the Company of the Employment Agreement with the Employee constitutes full, adequate and sufficient consideration to Employee for the covenants of Employee under this Agreement.

16.           Notices.   All notices required by this Agreement shall be in writing, shall be personally delivered or sent by U.S. Registered or Certified Mail, return receipt requested, and shall be addressed to the signatories at the addresses shown on the signature page of this Agreement.

17.           Acknowledgements.   Employee acknowledge(s) that he or she has reviewed this Agreement prior to signing it, that he or she knows and understands the contents, purposes and effect of this Agreement, and that he or she has been given a signed copy of this Agreement for his or her records. Employee further acknowledges and agrees that he or she has entered into this Agreement freely, without any duress or coercion.

18.           Counterparts.   This Agreement may be executed in counterparts, by facsimile or pdf each of which shall be deemed an original for all intents and purposes.

[Signatures Appear on the Following Page]

EMPLOYEE’S INITIALS

                             /s/ M. S.

IN WITNESS WHEREOF, THE UNDERSIGNED STATE THAT THEY HAVE CAREFULLY READ THIS AGREEMENT AND KNOW AND UNDERSTAND THE CONTENTS THEREOF AND THAT THEY AGREE TO BE BOUND AND ABIDE BY THE REPRESENTATIONS, COVENANTS, PROMISES AND WARRANTIES CONTAINED HEREIN.

By:	/s/ Mark Smits	7/26/10
	Employee Signature	Date

Employee Name:	/s/ Mark Smits

Employee Address:	c/o NeoGenomics Laboratories, Inc.

12701 Commonwealth Drive Suite #5

Fort Myers, FL 33913

NeoGenomics Laboratories, Inc.
12701 Commonwealth Drive, Suite #5
Fort Myers, FL 33913

By:	/s/ Douglas M. VanOort
Date:	7/26/2010
Name:	Douglas M. VanOort
Title:	CEO